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                                                                    EXHIBIT 23.2

                          [Letterhead of TN Soong & Co]

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement No. 333-92076 of Waxman Industries, Inc. and subsidiaries on Form S-8 of our report on TWI International Taiwan, Inc. financial statements dated July 23, 2002 (relating to the financial statements of TWI International Taiwan, Inc. not presented separately herein), appearing in and incorporated by reference in the Annual Report on Form 10-K/A of Waxman Industries, Inc. and subsidiaries for the year ended June 30, 2002.

/s/ TN Soong & Co
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TN Soong & Co

An Associate Member Firm of Deloitte Touche Tohmatsu
  Effective April 22, 2002
(Formerly a Member Firm of Andersen Worldwide, SC)
Taipei, Taiwan
The Republic of China

February 28, 2003